EXHIBIT 99.1
PRESS RELEASE
Contacts:

Home Diagnostics	The Ruth Group
Ronald L. Rubin	Nick Laudico (investors)
Chief Financial Officer	(646) 536-7030
(954) 332-2128	nlaudico@theruthgroup.com

Sabrina Rios	Jason Rando (media)
Corporate Communications Manager	(646) 536-7025
(954) 332-2141	jrando@theruthgroup.com
srios@hdidiabetes.com
Home Diagnostics Reports Fourth Quarter and Full Year 2006
Financial Results
Fourth Quarter and Recent Highlights:
•	Revenue of $26.9 million, an increase of 13.3% over prior year

•	Gross margin increased 230 basis points to 59.9% from 57.6% in prior year

•	GAAP net income $0.8 million; Non-GAAP adjusted net income $2.8 million

•	Reached agreement in Brandt litigation

•	Summary judgment motion granted in Roche patent case

•	Provides 2007 guidance
FORT LAUDERDALE, Fla. — March 15, 2007 — Home Diagnostics, Inc. (Nasdaq: HDIX), a leading manufacturer and marketer of diabetes testing supplies, announced today financial results for the fourth quarter and full year ended December 31, 2006. In addition, the Company reported that it has reached an agreement in principal for litigation brought by Leonard Brandt in 2001 against the Company and two of its principal shareholders. The agreement provides for settlement consideration of $3 million to be shared among the three defendants. While the

Company’s share of the settlement consideration is $600,000, GAAP accounting rules require that the Company report a charge in the fourth quarter of 2006 for the full settlement of $3 million, or $0.14 per diluted share, and record the $2.4 million funded by the other two defendants as additional paid-in capital. The specific terms of the settlement are subject to final court approval.
Total revenue for the fourth quarter was $26.9 million, an increase of 13.3% from $23.7 million in the fourth quarter of 2005. The increase was driven by higher unit volumes and a lower return provision.
Gross margin for the fourth quarter of 2006 was $16.1 million, compared to $13.6 million in the fourth quarter of 2005. As a percentage of sales, gross margin increased to 59.9% from 57.6% in the prior year. The increased gross margin was primarily the result of a higher ratio of strips to meters and a lower return provision.
Selling, general and administrative expenses were $9.9 million for the fourth quarter of 2006, compared with $9.2 million in the fourth quarter of 2005. The year-over-year increase reflects the addition of personnel to support the Company’s growth and costs associated with being a public company, partially offset by lower stock-based compensation expense. Stock-based compensation for the fourth quarter of 2006 was income of $0.2 million, comprised of $0.5 million of FAS 123R expense offset by $0.7 million of income resulting from the mark to market accounting of variable stock options. Stock based compensation expense in the fourth quarter of 2005 was $0.3 million.
Research and development expenses were $2.4 million for the fourth quarter of 2006, compared with $1.5 million in the fourth quarter of 2005. The year-over-year increase reflects costs associated with the development of the Company’s next-generation blood glucose monitoring system.

Operating income for the fourth quarter of 2006, which was reduced by the $3 million litigation settlement, was $0.8 million, as compared to operating income of $2.9 million for the fourth quarter of 2005.
For the three-month period ended December 31, 2006, the Company reported net income of $0.8 million and diluted earnings per share of $0.04 based on weighted average shares outstanding of 19.7 million. Net income for the three-month period ended December 31, 2005 was $1.4 million or $0.09 per diluted share based on 15.6 million weighted average shares outstanding.
The Company’s fourth quarter earnings were impacted by several items, including the litigation settlement, stock-based compensation and the research and development tax credit adjustments. Therefore, the Company believes it is meaningful to consider its earnings on a non-GAAP, adjusted basis. On a non-GAAP basis, fourth quarter adjusted net income, excluding the effect of the litigation settlement and stock based compensation, net of related tax effects; and the research and development tax credit, was $2.8 million. Adjusted net income is a non-GAAP measure, which is reconciled to the Company’s GAAP net income in the financial schedules accompanying this press release.
Revenue for the full year 2006 was $112.6 million, an increase of 12.4% from $100.2 million in the same period of 2005. Operating income for the full year 2006, which was reduced by the $3 million litigation settlement, was $14.5 million as compared to $15.2 million for the same period in 2005. Net income for the year ended December 31, 2006 was $10.3 million or $0.59 per diluted share based on 17.4 million weighted average shares outstanding. On a non-GAAP basis, adjusted net income for the year ended December 31, 2006, excluding the litigation settlement and stock based compensation, net of related tax effects; and the research and development tax credit, was $12.3 million. Adjusted net income is a non-GAAP measure, which is reconciled to the Company’s GAAP net income in the financial schedules accompanying this press release.
J. Richard Damron, Jr., President and Chief Executive Officer, said, “Our fourth quarter and full year results reflect the continued success of the value proposition we offer our channel partners. During the fourth quarter, we continued to make progress on our strategic initiatives to strengthen our mail service channel, broaden our international presence and further penetrate the managed care marketplace. We believe that these and other initiatives will contribute to the meaningful growth we expect in 2007. We are also pleased to have reached an agreement in the Brandt litigation with a cost to the Company of $600,000. This agreement, together with the favorable summary judgment ruling in the Roche case, has substantially reduced our legal exposure.”
2007 Annual Guidance
For the full year 2007, the Company expects total revenue to be in the range of $126 million to $130 million, representing annual growth of between 12% and 15%. The Company expects 2007 earnings per share to be in the range of $0.62 to $0.67 per diluted share. Based on the Company’s mail service, international and new product initiatives, it expects that the majority of revenue and earnings growth will be weighted in the second half of 2007. The guidance includes FAS 123R expense but does not include potential mark to market adjustments required for the variable stock based compensation.
Conference Call
Management will hold a conference call on Thursday, March 15, 2007 at 8:30 a.m. ET to discuss the results. The dial-in numbers are 1-877-407-0784 for domestic callers and 1-201-689-8560 for international callers. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.homediagnostics.com. After the live Web cast, the call will remain available on Home Diagnostics’ Web site, www.homediagnostics.com, through April 14, 2007. In addition, a telephonic replay of the call will be available until March 22, 2007. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 232838.
Use of Non-GAAP Financial Matters
This press release and the financial schedules hereto include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe this non-GAAP measure provides investors with a better baseline for assessing our future earnings potential. The non-GAAP measure included in this release is provided to give investors access to the types of measures that we use in analyzing our results.
This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. A schedule that reconciles GAAP net income to non-GAAP adjusted net income is included in the financial schedules accompanying this release.
About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (Nasdaq: HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TrueTrack Smart System®, Sidekick®, TRUEread™, TrackEASE Smart System® and Prestige Smart System® blood glucose monitoring systems. For more information please visit www.homediagnostics.com.
Forward-Looking Statements
The above statements include forward-looking statements and are subject to risks and uncertainties. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. The statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.
These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control.
Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

Home Diagnostics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2006	2005	2006
Net sales	$23,714,133	$26,866,999	$100,165,306	$112,628,368

Cost of sales	10,066,181	10,769,405	41,148,683	44,287,167

Gross profit	13,647,952	16,097,594	59,016,623	68,341,201

Operating expenses:
Selling, general and administrative	9,200,324	9,876,182	37,258,821	42,603,110
Research and development	1,545,691	2,396,969	6,525,960	8,229,913
Litigation settlement	—	3,000,000	—	3,000,000

Total operating expenses	10,746,015	15,273,151	43,784,781	53,833,023

Operating income	2,901,937	824,443	15,231,842	14,508,178
Other income (expense):
Change in fair value of warrant put option	(21,019)	—	(2,803,457)	58,700
Interest (expense) income, net	(130,844)	361,216	(711,921)	167,153
Other, net	(21,363)	(73,198)	197,644	(44,262)

Other income (expense)	(173,226)	288,018	(3,317,734)	181,591

Income before provision for income taxes	2,728,711	1,112,461	11,914,108	14,689,769

Provision for income taxes	(1,370,109)	(359,464)	(5,982,280)	(4,380,340)

Net income	$1,358,602	$752,997	$5,931,828	$10,309,429

Earnings per common share:
Basic	$0.10	$0.04	$0.43	$0.70

Diluted	$0.09	$0.04	$0.39	$0.59

Weighted average shares used in computing earnings per common share:
Basic	13,709,367	17,671,992	13,740,187	14,811,424

Diluted	15,635,127	19,737,740	15,077,963	17,373,401

Home Diagnostics, Inc.
Supplemental Information
(Unaudited)

	December 31,	December 31,
	2005	2006
Selected Balance Sheet Data:
Cash and cash equivalents	$3,483,424	$26,487,163
Working capital	9,363,661	42,400,903
Total assets	85,614,765	117,676,015
Total debt	5,049,866	—
Total stockholders’ equity	49,145,704	97,112,623

	Years Ended December 31,
	2005	2006
Cash Flow Data:
Cash Provided by Operating Activities	$13,830,534	$11,135,626
Cash Used in Investing Activities	(7,886,723)	(8,573,154)
Cash (Used in) Provided by Financing Activities	(9,166,115)	20,021,195
Revenue by Channel:

	Three Months Ended December 31,
	2005		2006
Retail	$4,853,043	20.5%	$7,609,910	28.3%
Distribution	12,194,517	51.4%	12,791,895	47.6%
Mail Service	4,332,222	18.3%	3,678,069	13.7%
International	2,334,351	9.8%	2,787,125	10.4%

	$23,714,133	100.0%	$26,866,999	100.0%

	Years Ended December 31,
	2005		2006
Retail	$20,502,395	20.5%	$25,118,494	22.3%
Distribution	53,339,523	53.3%	63,092,079	56.0%
Mail Service	16,159,330	16.1%	13,095,118	11.6%
International	10,164,058	10.1%	11,322,677	10.1%

	$100,165,306	100.0%	$112,628,368	100.0%

Home Diagnostics, Inc.
Reconciliation of GAAP Net Income
and Non-GAAP Adjusted Net Income

	Three Months Ended December 31,		Years Ended December 31,
	2005	2006	2005	2006
GAAP net income	$1,358,602	$752,997	$5,931,828	$10,309,429
Add (Deduct):
Litigation settlement	—	3,000,000	—	3,000,000
Stock based compensation	343,304	(158,498)	1,649,531	1,176,627
Change in fair value of warrant put option	21,019	—	2,803,457	(58,700)
Tax effect of above	—	(433,500)	—	(557,000)
R&D credit and other tax adjustments	—	(378,087)	—	(1,536,087)

Non-GAAP adjusted net income	$1,722,925	$2,782,912	$10,384,816	$12,334,269